Exhibit 99.1

   D&K Healthcare Resources Reports 1st Quarter Loss - Strong Independent and
           Regional Sales Growth in the First Quarter of Fiscal 2005

     ST. LOUIS--(BUSINESS WIRE)--Oct. 26, 2004--D&K Healthcare Resources, Inc. (NASDAQ:DKHR):


-- Company reports diluted loss per share of $(0.14) for the first quarter of fiscal 2005, as a result of industry conditions

-- Independent and regional pharmacies sales for the quarter grew 38%, excluding the Walsh acquisition

-- National accounts sales of $38 million for the quarter were 5% of total sales, compared to 27% in the prior year period


     D&K Healthcare Resources, Inc. (NASDAQ: DKHR) reported today that due to lower sales in the national accounts trade class and lower gross profit margins in the independent and regional pharmacies trade class, it had a net loss per diluted share of $(0.14) for the quarter ended September 30, 2004. The Company's first fiscal quarter is historically the lowest in volume and gross profit and was further negatively impacted by a lack of price increases by pharmaceutical manufacturers and a slower than anticipated transition from a "buy and hold" to a "fee for service" industry model.
     As reported on October 11, 2004 and in the Company's Annual Report, fewer than anticipated product price increases enacted by pharmaceutical manufacturers and changes in manufacturers' inventory management practices resulting in reduced availability of product have impacted revenues in the national accounts trade class. Net sales for the quarter in this trade class were $38.1 million compared to $127.9 million in the same quarter of last year. This represented approximately 5% of total sales for the quarter compared to 27% in the same quarter of last year.
     Fewer than anticipated product price increases also resulted in lower gross profit margin in the independent and regional pharmacies trade class during the quarter ended September 30, 2004. Assuming that the majority of the anticipated price increases occur sometime during the fiscal year, a portion of this quarterly impact may be recovered in future periods. Sales trends in the independent and regional pharmacies trade class show continued growth with increases over the previous year of 38%, excluding Walsh HealthCare-related sales.
     "The well-publicized issues currently facing our industry combined to produce disappointing first quarter results for D&K," said J. Hord Armstrong, III, D&K Healthcare's Chairman and Chief Executive Officer. "We are, however, very pleased with the continued strong top line performance of our independent and regional pharmacy trade class and remain convinced that our disciplined focus on growing this part of our business will produce significant benefits when our industry works through this difficult period."

     Performance Highlights


-- Net sales in the independent and regional pharmacies trade class, excluding Walsh HealthCare, increased 38% in the fiscal 2005 first quarter driven primarily by new business wins and improving sales trends in D&K's service territory.

--  National accounts sales declined to $38 million, or 5% of total
    Company sales.

-- The inventory balance at September 30, 2004 was $551 million, up $229 million or 71% compared to the year ago balance, and up 19% compared to the June 30, 2004 balance. The higher inventory level compared to a year ago reflects the Walsh acquisition and new business growth. The sequential quarterly increase in inventory reflects the lack of sales in the national accounts trade class caused by fewer price increases and the beginning of a normal seasonal increase.

-- The long-term debt balance at September 30, 2004 was $322 million compared to $308 million at June 30, 2004 and $150 million a year ago. The increase over last year relates primarily to the funding of the Walsh acquisition.

-- A summary of net sales by class of trade for the fiscal 2005 first quarter, follows.


                         Net Sales Summary
                           (In Thousands)
-------------------------------------------------------------------
                                               First     % Change
                                               Quarter   vs. First
                                               Fiscal     Quarter
                                                 2005     Fiscal
                                                            2004
-------------------------------------------------------------------
Independent and Regional Pharmacies (1)        $653,983     +104.4
National Accounts                                38,050     - 70.2
Other Healthcare Providers (2)                   30,892      +11.0
PBI, Inc.                                         2,118      - 8.7
Software Services/Other                             633      +14.6
Total                                          $725,676      +51.6
(1)  Includes Walsh sales of $213,080 in the fiscal 2005 first quarter.
(2)  Includes Walsh sales of $2,333 in the fiscal 2005 first quarter.
-------------------------------------------------------------------


     Company-wide Performance

     D&K reported gross profit of $23.1 million, up 27.5% compared to $18.1 million in the year ago quarter. The increase in gross profit results primarily from net sales growth in the independent and regional pharmacies trade class. Gross profit as a percent of sales, or gross margin, was 3.18% compared to last year's first quarter gross margin of 3.78%. The gross margin decline reflects fewer than anticipated product price increases in combination with current competitive market pressures. Operating expenses increased to $21.8 million from $13.2 million in the year ago quarter, driven by the addition of the Walsh operations. Income from operations as a percent of sales, or operating margin, declined to 0.17% from 1.02% in last year's first quarter reflecting the impact of lower gross profit margins and the addition of Walsh operating expenses.
     Net interest expense increased to $4.1 million compared to $2.1 million in the year ago period, as average borrowings increased due to the Walsh acquisition, which was financed using the Company's existing revolving credit facility, and higher inventory levels.

     Outlook

     Management currently expects diluted EPS to be within the range of $0.25 to $0.40 in fiscal year 2005. This outlook compares with $0.57 per diluted share earned in fiscal 2004, excluding legal settlement gains ($0.14 per diluted share). The Company targets net sales of $3.2 billion to $3.4 billion in fiscal 2005, compared to fiscal 2004 sales of $2.5 billion.
     "This outlook attempts to take into account the changing distribution industry model, changes in manufacturers' inventory management practices, changes in product pricing practices, and a higher scrutiny of the entire healthcare industry in an election year", said Armstrong. "These factors and others make near-term results difficult to project. We anticipate that our financial performance will improve over the remainder of the fiscal year compared to the first quarter."

     Other News

     On September 30, 2004, the Company completed the acquisition of the remaining 30% of Pharmaceutical Buyers, Inc. (PBI), a Colorado-based group purchasing organization for alternate-site providers whose members include long-term care providers, home infusion providers and medical equipment distributors. The purchase price was $12.4 million.

     Today's Conference Call Webcast

     Today, at 10:00 a.m. Eastern time, D&K Healthcare will host a live audio webcast of its discussion with the investment community regarding the Company's fiscal 2005 first-quarter results. The webcast can be accessed at www.dkhealthcare.com. Following the live discussion, a replay of the webcast will be available through November 9, 2004.

     Company Description

     D&K Healthcare Resources, Inc., which had fiscal 2004 sales of $2.5 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from eight distribution centers: independent and regional pharmacies with locations in one or more of 27 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Broomfield, CO. More information can be found at www.dkhealthcare.com.

     Forward-looking Statements

     This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the ability to maintain prime vendor status with cooperative buying groups, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.

                         D&K HEALTHCARE RESOURCES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In thousands, except per share data)

                                         Three Months Ended
                           -------------------------------------------
                                            (Unaudited)

                           September   % of   September  % of
                              30,       Net      30,      Net      %
                             2004      Sales    2003     Sales  Change
                           -------------------------------------------

Net sales                   $725,676  100.00% $478,548 100.00%   51.6%
Cost of sales                702,613   96.82%  460,460  96.22%   52.6%
                           ----------         ---------

   Gross profit               23,063    3.18%   18,088   3.78%   27.5%

Operating expenses            21,816    3.01%   13,188   2.76%   65.4%
                           ----------         ---------

  Income from operations       1,247    0.17%    4,900   1.02%  -74.6%

Other income (expense):
  Interest expense, net       (4,091)  -0.56%   (2,147) -0.45%   90.5%
  Other, net                     (35)   0.00%       36   0.01% -197.2%
                           ----------         ---------

Income before income tax
 provision and
      minority interest       (2,879)  -0.40%    2,789   0.58% -203.2%

Income tax provision           1,123    0.15%   (1,088) -0.23% -203.2%
Minority interest               (185)  -0.03%     (234) -0.05%  -20.9%
                           ----------         ---------


Net income (loss)            $(1,941)  -0.27%   $1,467   0.31% -232.3%
                           ==========         =========



Earnings per share
 - basic                      $(0.14)            $0.11

Earnings per share
 - diluted                    $(0.14)            $0.10


Basic common shares
 outstanding                  14,058            13,956
Diluted common shares
 outstanding                  14,193            14,194

                         D&K HEALTHCARE RESOURCES, INC.
      Supplemental Information to the Condensed Consolidated Statements of
                                   Operations

                                    Three Months Ended
                              -------------------------------

                              September 30,     September 30,
                                  2004              2003
                              -------------     -------------
Reconciliation of non-GAAP
 financial measurement:

Income from operations              $1,247            $4,900
Depreciation and amortization        1,350               656
Other income, net                      (35)               36
                              -------------     -------------
EBITDA  (1)                         $2,562            $5,592
                              =============     =============


(1) Earnings before interest, income taxes, depreciation and amortization


                         D&K HEALTHCARE RESOURCES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                               September 30, June 30,
(In thousands)                                     2004        2004
                                               ------------- ---------
                                                (Unaudited)
Assets

Cash                                                 $8,381   $12,499
Receivables                                         126,444   130,770
Inventories                                         550,747   461,295
Other current assets                                 30,606    29,736
                                               ------------- ---------
   Total current assets                             716,178   634,300
Property and equipment, net                          24,569    24,494
Other assets                                         17,972    14,298
Goodwill, net of accumulated amortization            71,858    64,233
Other intangible assets, net of accumulated
 amortization                                        10,127     6,546
                                               ------------- ---------
   Total assets                                    $840,704  $743,871
                                               ============= =========


Liabilities and Stockholders' Equity

Accounts payable                                   $311,232  $219,580
Current portion long-term debt                          926       676
Other current liabilities                            22,539    31,144
                                               ------------- ---------
   Total current liabilities                        334,697   251,400
Long-term liabilities                                 3,053     2,663
Long-term debt                                      321,886   307,693
Deferred Income taxes                                 3,768     2,785
Stockholders' equity                                177,300   179,330
                                               ------------- ---------
   Total liabilities and stockholders' equity      $840,704  $743,871
                                               ============= =========

                         D&K HEALTHCARE RESOURCES, INC.
                        EARNINGS PER SHARE RECONCILIATION
                      (In thousands, except per share data)


                                  Three-Months ended September 30,
                                                 2004
                                 ------------------------------------
                                              (Unaudited)

                                   Income       Shares     Per-Share
                                 (Numerator) (Denominator)   Amount
                                                   (1)
                                 ------------------------------------

Basic Earnings per Share:
Net income (loss) available to
 common stockholders             $   (1,941)       14,058  $   (0.14)

Effect of Diluted Securities:
Options and warrants                      -           136
Convertible PBI securities              (66)            -
                                  ------------------------

Diluted Earnings per Share:
Net income (loss) available to
 common stockholders plus assumed
 conversions                     $   (2,007)       14,194  $   (0.14)
                                  ========================



(1)   Outstanding shares computed
 on a weighted average basis


                         D&K HEALTHCARE RESOURCES, INC.
                        EARNINGS PER SHARE RECONCILIATION
                      (In thousands, except per share data)


                                     Three-Months ended September 30,
                                                    2003
                                     ---------------------------------
                                                 (Unaudited)

                                       Income      Shares    Per-Share
                                     (Numerator)(Denominator) Amount
                                                      (1)
                                     ---------------------------------

Basic Earnings per Share:
Net income (loss) available to common
 stockholders                        $    1,467       13,956 $   0.11

Effect of Diluted Securities:
Options and warrants                          -          238
Convertible PBI securities                  (63)           -
                                      -----------------------

Diluted Earnings per Share:
Net income (loss) available to common
 stockholders plus assumed
 conversions                         $    1,404       14,194 $   0.10
                                      =======================



(1)   Outstanding shares computed on
 a weighted average basis


     CONTACT: D&K Healthcare Resources, Inc., St. Louis
              Investor Relations Department, 314-290-2671 www.dkhealthcare.com